Exhibit 4.39

Equity Pledge Agreement

This Equity Pledge Agreement (the “Agreement”) is entered into on March 17, 2017 in Beijing by and among the following parties:

Party A:                        Yuanhua Medical Consultancy Services (Shanghai) Co., Ltd. (the “Pledgee”)

Address:                         75 Wanping South Road, Room 1801, Shanghai

Party B:                        Hu Haiqing (the “Pledgor”)

ID number: 320102198102151619Address: 8 Chaoyangmen North Street, Dongcheng District, Beijing

Pledgor

Party C:                        Shanghai Yuanhua Information Technology Co., Ltd.

Address:                         397 Jiaozhou Road, Building 5 Room F206, Jingan District, Shanghai

For the purpose of this Agreement, the Pledgee, Pledgor and Party C are individually referred to as “the Party” and collectively referred to as “the Parties”.

Whereas:

1.                              The Pledgor is a shareholder of Party C and holds80% Equity Interest in Party C,; Party C is a company registered in Shanghai, the People’s Republic of China (the “PRC”), which engages in the health care and medical information consulting (“Main Business”); Party C intends to acknowledge hereby the rights and obligations of the Pledgee and the Pledgor under this Agreement, and provide necessary assistance to register such Pledge Right (as defined below);

2.                              The Pledgee is a wholly-owned subsidiary established in the PRC by an enterprise registered in Hong Kong; the Pledgee and Party C entered into the Exclusive Business Cooperation Agreement (the “Business Cooperation Agreement”) and the Exclusive Call Option Agreement on March 17, 2017, and the Pledgor signed the Power of Attorney to the Pledgee on March 17, 2017; and

3.                              In order to guarantee that the Pledgee can collect from Party C the due payment payable by Party C under the Business Cooperation Agreement, including but not limited to the expenses such as consultation service fees, the Pledgor pledges all his equity in Party C as the security for payment by Party C under the Business Cooperation Agreement.

For the performance of the terms under the Business Cooperation Agreement, the Parties agree to execute this Agreement according to the following terms.

1.                  Definitions

Unless otherwise provided in this Agreement, the following terms have the meaning set out below:

1.1                     “Pledge Right” shall mean the security interest granted to the Pledgee by the Pledgor according to Article 2 hereunder, which is, the Pledgee’s right whereby the Pledgee may convert the Equity Interest pledged to it by the Pledgor into money or preempt the proceeds from the auction or sale of the said Equity Interest.

1.2                     “Equity Interest” shall mean the equity interests in Party C held by the Pledgor lawfully and all present and future rights.

1.3                     “Pledge Term” shall mean the period specified in Article 3 of this Agreement.

1.4                     “Business Cooperation Agreement” shall mean the Exclusive Business Cooperation Agreement dated March 17, 2017 between Party C in which the Pledgor had part of Equity Interest and the Pledgee.

1.5                     “Event of Default”: shall mean any circumstances set forth in Article 7 hereunder.

1.6                     “Notice of Default”: shall mean the notice that states the Event of Default issued by the Pledgee in accordance with this Agreement for declaring the default.

2.                  Pledge Right

2.1                  As the security for timely and full payment of any or all the amounts     payable to the Pledgee by Party C under the Business Cooperation Agreement, including but not limited to the consultation service fees under the Business Cooperation Agreement, the Pledgor hereby pledges all his current or future-acquired equity interests in Party C to the Pledgee, regardless of whether the due payment of such fees is as a result of the arrival of the due date of payment, request of earlier payment or other reasons.

2.2                   Once Party B makes additional capital contribution to Party C or further acquires any Equity Interest in Party C, which results Party B’s Equity Interest percentage exceeding its current percentage, Party B shall pledge all such exceeding part to the Pledgee, and shall assist and cooperate to execute relevant agreements and to deal with the Equity Interest pledge registration and record.

3.                  Pledge Term

3.1                  The Pledge Right shall come into effect from the date when the Equity Interest pledge under this Agreement is recorded in the register of shareholders of Party C, and the term of the Pledge Right shall continue until all the amounts payable by Party C to the Pledgee under the Business Cooperation Agreement are settled. The Parties agree that within 3 working days from the execution of this Agreement, the Pledgor and Party C shall register their Pledge Right into the register of shareholders of Party C; within 30 working days from the execution of this Agreement, the Pledgor and Party C shall register the Equity Interest pledge hereunder with the industrial and commercial authority of Party C’s domicile.

3.2                     During the Pledge Term, if Party C fails to pay the fees, including the consultation services fees under the Business Cooperation Agreement, the Pledgee is entitled to, but not obligated to, dispose of the Equity Pledge hereunder.

4.                  Custody of Pledge Right Certificate

4.1                     During the Pledge Term hereunder, the Pledgor shall deliver the Equity Interest contribution certificates and the register of shareholders bearing the Pledge Right in Party C into the custody of the Pledgee. The Pledgor shall deliver the abovementioned Equity Interest contribution certificates and register of shareholders to the Pledgee within one week from the execution date of this Agreement. The Pledgee will keep such documents during the whole Pledge Term hereunder.

4.2                     During the Pledge Term, if Party C declares a distribution of dividends or other shareholders’ interests, it shall directly distribute such amounts or interests to the Pledgee, and Party B may not receive such dividends on Equity Interest.

5.                  Representations and Warranties of the Pledgor

5.1           The Pledgor is the only legal owners of the Equity Interest.

5.2           The Pledgee has the right to dispose and transfer the Equity Interest in such manners hereunder.

5.3           Except for the Pledge Right, the Pledgor has not created any other pledge rights or security interest with respect to the Equity Interest.

5.4           The Pledgor has obtained, from the Company, all authorizations necessary for the execution of the Agreement and performance of the obligations hereunder that is not in breach of any applicable law and regulations. In addition, the undersigned representative to this Agreement is duly and validly authorized.

5.5           There are no ongoing or potential civil, administrative or criminal litigations, or administrative penalties or arbitrations in relation to the Equity Interest.

5.6           There are no payable taxes or fees which should have been but have not been repaid, or required legal proceedings or procedures which should have been but not have been fulfilled in relation to the Equity Interest.

5.7           All provisions hereof are the presentation of the Pledgor’s true intent, and are thereby binding to the Pledgor.

6.                  Undertaking and Acknowledgement of the Pledgor

6.1                     During the term of this Agreement, the Pledgor undertakes to the Pledgee that they shall:

6.1.1                     not transfer the Equity Interest and shall not create or permit the existence of any securities or other obligatory encumbrances that may affect the Pledgee’s right and interest in the Equity Interest, without the prior written consent by the Pledgee, except for the performance under the Exclusive Option Agreement dated March 17, 2017 among the Pledgor, the Pledgee and Party C;

6.1.2                     comply with all provisions of laws and regulations applicable to the pledge of right, and will present the Pledgee the notice, direction or advice issued or formulated by the regulatory authority with respect to the Pledge Right, within five days after the receipt of such notice, direction or advice, comply with such notice, direction or advice, or submit objections and statements with respect to such notice, direction or advice upon the reasonable request or the consent by the Pledgee;

6.1.3                     promptly notify the Pledgee of any events or notices received that may affect the Pledgor’ Equity Interest or the right of any part thereof and that may change any warranties and obligations of the Pledgor hereunder or may affect the performance of his obligations hereunder.

6.2                     The Pledgor agrees to cause the shareholders’ meeting of Party C to issue a resolution that all the shareholders unanimously approve the pledge of Equity Interest of the Pledgor to the Pledgee and the registration of such pledge into the register of shareholders of Party C.

6.3                     The Pledgor agrees that the Pledge Right acquired by the Pledgee hereunder shall not be interrupted or impaired by the Pledgor or his successors or principals, or any other persons through legal proceedings.

6.4                     The Pledgor undertake to the Pledgee that, in order to protect and perfect the security for the payment of fees, including consultation service fees under the Business Cooperation Agreement, the Pledgor will execute in good faith, and cause other persons who have interest in the Pledge Right to execute, all the certificates of rights and covenants required by the Pledgee, and/or perform, and cause the other interested parties to perform, the activities required by the Pledgee, and facilitate the exercise of the Pledgee’s rights and authorities granted hereunder, execute all the documents in relation to the Equity Interest ownership with the Pledgee or its designated person (natural person/ legal person), and provide the Pledgee within a reasonable period all the notices, orders or decisions with respect to the Pledge Right it deems necessary.

6.5                     The Pledgor undertakes to the Pledgee that they will comply with and perform all the warranties, undertakings, covenants, representations and conditions hereunder. If the Pledgor fails to perform or incompletely perform his warranties, undertakings, covenants, representations and conditions, the Pledgors shall indemnify all the Pledgee’s losses arising therefrom.

7.                  Event of Default

7.1                     All the following matters shall be regarded as Event of Default:

7.1.1                     Party C fails to timely and fully pay the amounts repayable, including consultation service fees, under the Business Cooperation Agreement, or breaches other obligations thereunder;

7.1.2                     Any of the representations or warranties made by the Pledgor under Article 5 of this Agreement is materially misleading or wrong, and/or the Pledgor takes any actions that violate the representations and warranties under Article 5 of this Agreement;

7.1.3                     The Pledgor and Party C fail to register this Pledge Right in the Register of Shareholders of Party C in accordance with Article 3.1 hereof;

7.1.4                     The Pledgor and Party C violate any provisions of this Agreement;

7.1.5                     Except for the provision of Article 6.1.1 of this Agreement, the Pledgor disposes of the pledged Equity Interest or arbitrarily transfer or intend to transfer the pledged Equity Interest without written consent from the Pledgee;

7.1.6                     With respect to any external loan, security, compensation, commitment or any other obligations of payment by the Pledgor, (1) an earlier repayment or performance required as a result of its breach of agreement; or (2) a failure of timely repayment or performance;

7.1.7                     Any consent, permit, approval or authorization of government departments necessary for the enforceability of this Agreement or the lawfulness or effectiveness of this Agreement is withdrawn, suspended, invalidated or materially modified;

7.1.8                     This Agreement becomes illegal or the Pledgor cannot continue to perform his obligations under this Agreement due to the promulgation of applicable laws;

7.1.9                     Any adverse change occurs to the property owned by the Pledgor, which causes the Pledgee to conclude that the Pledgor’s ability to perform his obligations under this Agreement has been affected;

7.1.10              The successor or receiver of Party C can only perform part of or refuses to perform the payment liability under the Business Cooperation Agreement; and

7.1.11              Any other circumstance where the Pledgee may not or possibly may not dispose of the Pledge Right in accordance with relevant laws.

7.2                     In case of knowing or finding the occurrence of any events in Article 7.1 or circumstances that may result in the abovementioned events, the Pledgor shall immediately inform Pledgee in writing.

7.3                     Unless the Event of Default has been completely resolved to the satisfaction of the Pledgee, the Pledgee may issue a Default Notice in writing to the Pledgor upon or at any time after the occurrence of Pledgor’ Event of Default, requiring the Pledgor to pay immediately all debts and other due amount under the Business Cooperation Agreement, or/and may dispose of the Equity Pledge in accordance with Article 8 of this Agreement.

8.                  Exercise of Pledge Right

8.1                     Before the full payment of outstanding amounts, including consultation service fees, specified under the Business Cooperation Agreement, the Pledgor shall not transfer this Pledge Right and its Equity Interest in Party C without the Pledgee’s written consent.

8.2                     The Pledgee may issue a Default Notice to the Pledgor when the Pledgee exercises the Pledge Right.

8.3                     Subject to Article 7.3 hereof, upon or at any time after the issue of Default Notice in accordance with Article 7.2, the Pledgee may exercise its right to dispose of the Pledge Right. At the time that the Pledgee decides to exercise its right to dispose of the Pledge Right, the Pledgor shall no longer own any right and interest in relation to the Equity Interest.

8.4                     In case of any breach of this Agreement, within the extent permitted by law and according to relevant provisions of laws, the Pledgee is entitled to obtain the pledged Equity Interest and dispose of the pledged Equity Interest in accordance with legal procedures. The Pledgee is not required to pay the proceeds received from such disposition to the Pledgor; the Pledgor hereby waives his potential rights to require from the Pledgee any proceedings from disposition of the pledged Equity Interest. Similarly, the Pledgor shall assume no further obligations to the Pledgee for any loss after the disposition of the pledged Equity Interest.

8.5                     In case that the Pledgee disposes of the Pledge Right in accordance with this Agreement, the Pledgor and Party C shall provide necessary assistance to facilitate the Pledgee to realize its Pledge Right.

9.                  Assignment

9.1                     Unless with prior consent from the Pledgee, the Pledgor shall have no right to gift or assign his rights and obligations under this Agreement.

9.2                     This Agreement shall be binding on the Pledgor and his successors and permitted transferees, and shall inure to the Pledgor and each of his successors and assignees.

9.3                     The Pledgee may assign all or any of its rights and obligations under the Business Cooperation Agreement at any time to its designated person (natural person/legal person), in which case, the assignee shall enjoy the rights enjoyed by the Pledgee hereunder, and assume the obligations assumed by the Pledgee hereunder, as it is the original Party to this Agreement. When the Pledgee assigns the rights and obligations under the Business Cooperation Agreement, upon the Pledgee’s requirement, the Pledgor shall execute relevant agreements and/or documents with respect to such assignment.

9.4                     Where the Pledgee is changed for the reason of the said assignment, upon the Pledgee’s requirement, the Pledgor shall execute a new pledge agreement with the new pledgee, whose content shall be identical with that of this Agreement.

9.5                     The Pledgor shall strictly comply with the provisions of this Agreement and other relevant agreements jointly or severally executed by each Party (including the exclusive option agreement and the power of attorney granted to the Pledgee), perform obligations under each agreement, and shall not take any action/omission sufficient to affect the validity and enforceability of these agreements. Unless according to the Pledgee’s written direction, the Pledgor shall not exercise his remaining rights to the pledged Equity Interest.

10.           Termination

When the outstanding amounts payable under the Business Cooperation Agreement, including consultation service fees, have been fully paid, and Party C no longer assumes any obligations under the Business Cooperation Agreement, this Agreement shall be terminated, and the Pledgor shall cancel or rescind this Agreement in a reasonable and practical time as early as possible.

11.           Commission Charge and Other Fees

All fees and out-of-pocket expenses in relation to this Agreement, including but not limited to, legal fees, cost of duplicate, stamp duties and any other tax and fees, shall be assumed by Party C. If the Pledgee is required to pay relevant taxes according to law, the Pledgor shall cause Party C to pay the full amount of the taxes paid by the Pledgee.

12.           Confidential Responsibility

Each Party acknowledges and confirms that, any oral or written materials exchanged by each other for this Agreement are all confidential materials. Each Party shall keep all these materials confidential, and not disclose any relevant materials to any third party, without the written consent from other Parties, only excluding the following circumstances: (a)materials known or will be known by the public(provided not arbitrarily disclosed to the public by the receiving party); (b)materials required to be disclosed according to laws and regulations or the rules or regulations of stock exchange; or (c)materials required to be disclosed by a Party to its legal or financial consultant with respect to the transaction contemplated in this Agreement, and the legal or financial consultant shall also comply with the confidential responsibility similar to that under this Article. If any Party’s employee or engaged organization discloses the confidential information, it shall be regarded as the disclosure by the Party and the Party shall bear liability for breach of agreement in accordance with this Agreement. Whether this Agreement is terminated for any reason, this Article shall remain in force.

13.           Governing law and Dispute Resolution

The conclusion, validity, interpretation and performance of this Agreement, as well as the dispute resolution under this Agreement, shall be governed by the laws of PRC which are officially promulgated and available to the public. As to the matters not specified in the laws of PRC officially promulgated and available to the public, the principles and practices of international laws shall be applied.

The Parties shall strive to resolve any dispute arising from the interpretation or performance of this Agreement through friendly consultation. In case the dispute can not be resolved within 30 days after one Party issuing a written notice to the other Parties requiring consultation, each Party may submit such dispute to China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration. The arbitration shall follow the current effective rules of CIETAC, and the arbitration proceedings shall take place in Beijing. The arbitration language is Chinese. The arbitration award shall be final and binding upon the Parties.

In case any dispute arises from the interpretation or performance of this Agreement, or any dispute is in arbitration, each Party shall continue to exercise its rights and perform its obligations under this Agreement, except for the disputed matters.

14.           Notice

Any notice or other correspondence given or sent under the Agreement shall be delivered by person, or by registered mail, postage prepaid courier service or commercial courier service, or be transmitted by facsimile to the following addresses of such Party. Each notice shall also be delivered by email. Such notices shall be deemed to have been effectively delivered on the date as follows:

If the notice is delivered by person, courier service or registered mail, postage prepaid courier, the effective delivery day is the delivery day or refusal day when the notice arrived at the address specified for the notice.

If the notice is delivered by facsimile, the effective delivery day is the day when it is successfully transmitted (the automatically generated transmission confirmation shall be provided as evidence).

Any Party may change its mail address for receiving the notice from time to time by issuing notice to the other Parties pursuant to this Article.

15.           Severability.

If one or more provisions of this Agreement are held invalid, illegal or unenforceable in any respect under any law or regulation, the validity, legality or enforceability of the rest provisions of the Agreement shall not be affected or impaired in any respect. The Parties shall negotiate in good faith to replace such invalid, illegal or unenforceable provisions with valid provisions to the fullest extent permitted by law and expected by the Parties, and the economic effects of such valid provisions shall be similar to those of the invalid, illegal or unenforceable provisions as far as possible.

16.           Exhibits

The Exhibits attached to the Agreement are integral parts of this Agreement.

17.           Effectiveness

Any amendment or supplement or change to this Agreement shall be in writing, and shall come into effect upon being executed and sealed by the Parties hereto and such Equity Interest pledge issue being recorded in the register of Party C.

This Agreement is written in Chinese and executed in 5 counterparts. The Pledgee, the Pledgor and Party C will each hold one counterpart, and the rest counterpart will be used for the record with the industrial and commercial authority, which shall all have the same effect.

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[Signature Page for the Equity Pledge Agreement]

IN WITNESS WHEREOF, each of the Parties hereto has duly executed this Equity Pledge Agreement (which shall come into force immediately) by its representative duly authorized on the date first above written.

Party A:	Yuanhua Medical Consultancy Services (Shanghai) Co., Ltd.

Signature:	/s/ He Xin
Name:	He Xin
Title:	Legal Representative

Party B:	Hu Haiqing

Signature:	/s/ Hu Haiqing

Party C:	Shanghai Yuanhua Information Technology Co., Ltd.

Signature:	/s/ He Xin
Name:	He Xin
Title:	Legal Representative

Exhibits:

1  Capital Contribution Certificates of Shanghai Yuanhua Information Technology Co., Ltd.

2  Register of Shareholders of Shanghai Yuanhua Information Technology Co., Ltd.

Capital Contribution Certificate of
Shanghai Yuanhua Information Technology Co., Ltd.

(No. 001)

Name of Company: Shanghai Yuanhua Information Technology Co., Ltd.

Date of Incorporation: May 12, 2006

Registered Capital: RMB 1,000,000 yuan

Name of Shareholder: Hu Haiqing

Paid-in Capital of Shareholder: RMB 800,000 yuan

Date of Payment: March 24, 2006

It is hereby certified that Hu Haiqing has subscribed RMB 800,000 yuan as company capital contribution, and therefore holds 80% of the equity of Shanghai Yuanhua Information Technology Co., Ltd. The said equity is pledged in whole to Yuanhua Medical Consultancy Services (Shanghai) Co., Ltd..

Signature:	/s/ Hu Haiqing

Name: Hu Haiqing

Title: Legal Representative

Shanghai Yuanhua Information Technology Co., Ltd.
(Company seal)

Date: July 25, 2013

Register of Shareholders of

Shanghai Yuanhua Information Technology Co., Ltd.

1.              Name of shareholder: Hu Haiqing

Address: 8 Chaoyangmen North Street, Dongcheng District, Beijing

Capital Contribution: RMB 800,000 yuan

Percentage of Contribution: 80%

Capital Contribution Certificate No. : 001

2.              Name of shareholder: Tan Juan

Address: Diwang Mansion, No. 5002, Shennan East Road, Luohu District, Shenzhen, Guangdong Province

Capital Contribution: RMB 200,000 yuan

Percentage of Contribution: 20%

Capital Contribution Certificate No. : 004

Hu Haiqing holds 80% of the equity of Shanghai Yuanhua Information Technology Co., Ltd.. The said equity has been pledged in whole to Yuanhua Medical Consultancy Services (Shanghai) Co., Ltd., with its address at 75 Wanping South Road, Room 1801, Shanghai.

Tan Juan holds 20% of the equity of Shanghai Yuanhua Information Technology Co., Ltd. The said equity has been pledged in whole to Yuanhua Medical Consultancy Services (Shanghai) Co., Ltd., with its address at 75 Wanping South Road, Room 1801, Shanghai.

Yuanhua Medical Consultancy Services (Shanghai) Co., Ltd. holds 100% in total of the equity of Shanghai Yuanhua Information Technology Co., Ltd. as a pledge.

Signature:	/s/ He Xin

Name:	He Xin

Title:	Legal Representative

Shanghai Yuanhua Information Technology Co., Ltd.
(Company seal)

Date: March 17, 2017